Exhibit 99.1

November 4, 2020

Dear Fellow Shareholders:

We are seeing a clear reacceleration in our business as evidenced by us beating our guidance in Q3 and forecasting almost 20% growth in Q4.

For Q3 2020:

•	Revenue grew 7% to $36.2 million
•	Adjusted EBITDA grew 12% to $12.5 million
•	Adjusted EBITDA margin was 35%, up from 33% in Q3 2019
•	Long term contracts represented 35% of revenue in both Q3 2020 and Q3 2019
•	Gross margin was 75% for Q3 2020 as compared to 76% in Q3 2019.
•	Adjusted Free Cash flow was $9.6 million in Q3 2020, representing 77% of Adjusted EBITDA.

Let’s unpack what we are seeing and what we’ve learned from the pandemic. First, IT spending is no longer a discretionary item for most companies. They see digital transformation as a necessary investment to remain competitive. This dynamic has benefitted our customers. Second, the migration of IT spending to a subscription model has built in significant resilience and predictability to most of our customer’s business models, which in turn has kept their spending levels on sales and marketing fairly stable as compared to more volatility in past downturns. Not surprisingly, we have seen some weakness in brand spending from large legacy IT vendors, but our revenue from the Global 10 cohort was sequentially higher in Q3 vs Q2 and is forecasted to return to growth in Q4. We will benefit from favorable comps with this customer group in 2021. Today, that customer segment only represents about 20% of our business as compared to over 40% 10 years ago. The other place we continue to see weakness is with smaller customers hesitant to commit to yearlong subscriptions to new products and services. As a result, Priority Engine revenues grew 4% in the quarter.

We are seeing a budget shift from face-to-face event sponsorships to online lead generation. We believe that much of this shift will become permanent as we do not believe the face-to-face business will return to its previous spend levels pre-COVID. This is showing up mostly in our International numbers as those markets had significantly more events as part of their budget mix than in North America. Today, most of those deals are short term, mirroring the event buy. The opportunity that we are focused on here is to migrate those budgets from face-to-face to intent-based lead generation and then graduate those customers to annual Priority Engine subscriptions. We believe this is achievable as the vast majority of our customers have a strategic initiative to use data to make their sales and marketing organizations more intelligent, efficient and effective.

We are singularly focused on helping our customers with this strategic transition. We introduced a major Priority Engine release in September that significantly enhances the sales use case. The main improvements include proprietary first party purchase intent data at the individual prospect level in addition to the account level data we had been previously providing and better integration with Salesforce.com. Initial results in the field are promising. We implemented approximately a double-digit price increase with this new functionality and early usage is encouraging. Page views within Priority Engine have increased by 80% since the beginning of the year and portal interactions by users that self-identify as salespeople are up over 40% since we released the new sales-friendly version.

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Balance Sheet and Liquidity

The Company’s balance sheet remains strong.  As of September 30, 2020, we had $62.5 million in cash and investments and $22.8 million of outstanding term loan debt. We owe approximately $0.5 million in principal and interest payments for the rest of 2020. There is a balloon payment in 2023. Under the Coronavirus Aid, Relief and Economic Security Act, we were allowed to defer approximately $1.4 million of employer payroll taxes interest free through September 30, 2020. We expect to be able to defer approximately $1.9 million in 2020. Half will be due in December of 2021 and half will be due in December of 2022.

Common Stock Repurchase Plan

In the third quarter we had no repurchases of common stock. On May 1, 2020, the Company approved a two year $25 million repurchase program. As of September 30, 2020, the Company had not made any repurchases under the program.

Traffic Update

Unpaid traffic represented 93% of overall traffic. Traffic has plateaued at relatively consistent levels since the algorithm change last year in Q4 last year. What is most important is having the right amount of traffic in the growing areas of the market where IT professionals and IT vendors’ interests are aligned. Our content origination process is focused on creating new, high quality content in these high growth areas such as cloud, security, data analytics, AI, IoT, etc. We feel we have more than enough traffic to service the revenue that is dependent on page views. Most of our revenue is related to our registered member base.

Q4 Guidance

For Q4 2020, we expect revenues to be between $42 million and $43 million. We expect Adjusted EBITDA to be between $15.6 million and $16.4 million.

Summary

We are very pleased at how our business has performed during the pandemic. It reinforces that the changes we made to transition our business to a data subscription business is paying off in terms of building a stronger company with a more sticky and predictable revenue stream. We are extremely grateful to our team for their hard work and solid productivity under challenging conditions. We are optimistic about the future as we believe we are in the early innings of a very large opportunity as our customers focus on making the strategic transition to making their sales and marketing organizations data driven. We are cautiously optimistic that the reacceleration we are seeing as we close the year will continue into 2021.

We hope you and your family are healthy.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2020 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (November 4, 2020). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

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NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning November 4, 2020 one (1) hour after the conference call through December 4, 2020 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10147906. International callers should dial 1-412-317-0088 and also use the conference number 10147906. Canadian callers should dial 1-855-669-9658 and also use the conference number 10147906. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted cash flow” means the change in operating cash less purchases of equipment and other capitalized assets and debt repayment.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

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The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this Quarterly Report that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this Quarterly Report and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019.and our Quarterly Report on Form 10-Q for quarters ended March, 31, 2020, June 30, 2020 and September 30, 2020. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$36,244	$33,809	$102,456	$98,067
Cost of revenues(1)	9,212	8,047	26,148	23,011
Gross profit	27,032	25,762	76,308	75,056
Operating expenses:
Selling and marketing(1)	13,792	12,454	39,311	38,877
Product development(1)	1,961	2,085	5,839	6,073
General and administrative(1)	3,355	3,107	9,976	9,252
Depreciation and amortization, excluding depreciation of $274, $94, $666, and $163, respectively, included in cost of revenues	1,452	1,205	4,250	3,481
Total operating expenses	20,560	18,851	59,376	57,683
Operating income	6,472	6,911	16,932	17,373
Interest and other income (expense), net	91	(409)	(388)	(798)
Income before provision for income taxes	6,563	6,502	16,544	16,575
(Benefit) provision for income taxes	(219)	1,151	2,782	3,783
Net income	$6,782	$5,351	$13,762	$12,792
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision of $3, $0, $(10), and $0, respectively)	$12	$—	$(36)	$—
Foreign currency translation gain (loss)	210	(235)	178	(252)
Other comprehensive income (loss)	222	(235)	142	(252)
Comprehensive income	$7,004	$5,116	$13,904	$12,540
Net income per common share:
Basic	$0.24	$0.19	$0.50	$0.46
Diluted	$0.24	$0.19	$0.48	$0.45
Weighted average common shares outstanding:
Basic	27,781	27,910	27,773	27,785
Diluted	28,473	28,370	28,412	28,253

Cost of revenues	$121	$64	$260	$144
Selling and marketing	2,849	1,911	7,155	6,567
Product development	117	106	438	292
General and administrative	1,236	849	3,191	2,151

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s , except share and per share data)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$57,408	$52,487
Short-term investments	5,064	5,012
Accounts receivable, net of allowance for doubtful accounts of $1,893 and $1,899 respectively	24,380	27,102
Prepaid taxes	3,211	1,017
Prepaid expenses and other current assets	1,706	1,813
Total current assets	91,769	87,431
Property and equipment, net	13,088	12,371
Goodwill	97,174	93,639
Intangible assets, net	3,369	710
Operating lease assets with right-of-use	24,779	26,385
Deferred tax assets	127	136
Other assets	901	936
Total assets	$231,207	$221,608
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,624	$2,036
Current operating lease liability	2,829	2,571
Current portion of term loan	1,706	1,241
Accrued expenses and other current liabilities	4,058	2,476
Accrued compensation expenses	1,298	3,679
Income taxes payable	—	65
Contract liabilities	6,701	4,335
Total current liabilities	18,216	16,403
Long-term portion of term loan	21,066	22,473
Non-current operating lease liability	26,047	28,170
Deferred tax liabilities	1,757	1,611
Other liabilities	1,865	—
Total liabilities	68,951	68,657
Leases and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 55,608,094 and 54,903,824 shares issued, respectively; 28,098,707 and 28,142,519 shares outstanding, respectively	56	55
Treasury stock, at cost; 27,509,387 and 26,761,305 shares, respectively	(199,796)	(184,972)
Additional paid-in capital	327,899	317,675
Accumulated other comprehensive loss	(177)	(319)
Retained earnings	34,274	20,512
Total stockholders’ equity	162,256	152,951
Total liabilities and stockholders’ equity	$231,207	$221,608

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$6,782	$5,351	$13,762	$12,792
Interest expense, net	179	204	505	624
(Benefit) provision for income taxes	(219)	1,151	2,782	3,783
Depreciation and amortization	1,726	1,299	4,916	3,644
EBITDA	8,468	8,005	21,965	20,843
Stock-based compensation expense	4,323	2,930	11,044	9,154
Other expense (income), net	(270)	205	(118)	174
Adjusted EBITDA	$12,521	$11,140	$32,891	$30,171

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$6,782	$5,351	$13,762	$12,792
(Benefit) provision for income taxes	(219)	1,151	2,782	3,783
Net income before taxes	6,563	6,502	16,544	16,575
Amortization of intangible assets	250	33	691	99
Stock-based compensation expense	4,323	2,930	11,044	9,154
Foreign exchange loss and interest expense	(61)	439	497	891
Adjusted income tax provision (1)	(2,665)	(2,401)	(7,167)	(6,557)
Adjusted net income	$8,410	$7,503	$21,609	$20,162

Net income per diluted share	$0.24	$0.19	$0.48	$0.45
Weighted average diluted shares outstanding	28,473	28,370	28,412	28,253

Adjusted net income per diluted share	$0.30	$0.26	$0.76	$0.71
Adjusted weighted average diluted shares outstanding (2)	28,473	28,370	28,412	28,253

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three and nine months ended September 30, 2020, respectively includes 0.7 million shares and 0.6 million shares related to unvested stock awards calculated using the treasury method. Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for both the three and nine months ended September 30, 2019, respectively includes 0.5 million shares related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended December 31, 2020

(in 000’s)

(Unaudited)

	Three Months Ended December 31, 2020
	Range
Revenues	$42,000	$43,000

Adjusted EBITDA	15,600	16,400
Depreciation, amortization and stock-based compensation	6,200	6,200
Interest and other expense, net	400	400
Provision for income taxes	2,800	3,000
Net income	$6,200	$6,800

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